UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TBC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-1888610
(State of Incorporation)	(I.R.S. Employer Identification No.)

TBC CORPORATION
7111 Fairway Drive, Suite 201
Palm Beach Gardens, Florida 33418
(Address, including zip code, of
registrant’s principal executive offices)

TBC CORPORATION
2004 INCENTIVE PLAN
(Full title of the plan)

Sharen Swartz Neuhardt, Esq.
Thompson Hine LLP
2000 Courthouse Plaza NE
Dayton, Ohio 45402
(937) 443-6705
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
			Proposed
		Proposed	Maximum
	Amount to be	Maximum	Aggregate	Amount of
Title of Securities	Registered	Offering Price Per	Offering Price	Registration
to be Registered	(1)(2)	Share (3)	(3)	Fee
Common Stock, $.10 par value per share (2)	2,000,000	$27.43	$54,860,000	$6,458

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of shares of Common Stock that may be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2)	There are also being registered hereunder an equal number of Rights to Purchase Series A Junior Participating Preferred Stock, which are currently attached to and transferable only with the shares of Common Stock registered hereby.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low prices reported on the Nasdaq National Market on June 21, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are incorporated herein by reference as of their respective dates of filing with the Securities and Exchange Commission (the “SEC”):

     (a) The Annual Report of TBC Corporation (the “Company”) on Form 10-K for the fiscal year ended December 31, 2004, as amended by Form 10-K/A filed with the SEC on April 29, 2005, and as further amended by Form 10-K/A-2 filed with the SEC on May 5, 2005, each filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

     (b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed pursuant to Section 13(a) of the Exchange Act.

     (c) The Company’s Current Reports on Form 8-K, dated March 29, 2005 and filed with the SEC on April 4, 2005; dated April 25, 2005 and filed with the SEC on April 26, 2005; dated April 29, 2005 and filed with the SEC on May 4, 2005; and dated June 17, 2005 and filed with the SEC on June 23, 2005, each filed pursuant to Section 13(a) of the Exchange Act.

     (d) The description of the Company’s Rights to Purchase Series A Junior Participating Preferred Stock, contained in the Registration Statement on Form 8-A/A-1 filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     (e) The description of the Company’s Common Stock contained in the Registration Statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Thompson Hine LLP has provided a legal opinion to the Company with respect to the shares of Common Stock of the Company issuable under the TBC Corporation 2004 Incentive Plan and registered hereunder. Sharen Swartz Neuhardt, a partner of the Firm, is Secretary of the Company.

Item 6. Indemnification of Directors and Officers.

     Article VII of the By-Laws of the Company (incorporated herein by reference from the Company’s Current Report on Form 8-K dated November 19, 2004 and filed with the SEC on November 24, 2004) sets forth certain rights of directors and officers of the Company to indemnification against all losses, liabilities, damages and expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, in connection with any claim, action, suit, or proceeding, including any action by or in the right of the Company, by reason of any act or omission to act as such director or officer, to the fullest extent permitted by Delaware law.

     The Company maintains insurance policies which presently provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to the Company in connection with its indemnification obligations and to the directors and officers with respect to certain matters which are not covered by the Company’s indemnification obligations.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Index to Exhibits following signature pages.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the Securities and Exchange Commission or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on this 24th day of June, 2005.

TBC CORPORATION

By	/s/ Lawrence C. Day

Lawrence C. Day
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Name	Title	Date

/s/ Lawrence C. Day Lawrence C. Day	President, Chief Executive Officer (principal executive officer) and Director	June 24, 2005
/s/ Thomas W. Garvey Thomas W. Garvey	Executive Vice President and Chief Financial Officer (principal financial officer)	June 24, 2005

*Marvin E. Bruce	Chairman of the Board	June 24, 2005
*Michael E. Dunlap	Director	June 24, 2005
*Charles A. Ledsinger, Jr.	Director	June 24, 2005
*William J. McCarthy	Director	June 24, 2005
*Richard A. McStay	Director	June 24, 2005
*Donald Ratajczak	Director	June 24, 2005
*Robert R. Schoeberl	Director	June 24, 2005
*Raymond E. Schultz	Director	June 24, 2005

* The undersigned, by signing his name hereto, executes this Registration Statement pursuant to powers of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement.

/s/ Lawrence C. Day

Lawrence C. Day
Attorney-in-Fact

INDEX TO EXHIBITS

(3)(i)	ARTICLES OF INCORPORATION

3(i).1	Certificate of Incorporation of TBC Corporation (filed as Exhibit 3(i).1 to the Company’s Current Report on Form 8-K dated November 19, 2004 and filed with the SEC on November 24, 2004 and incorporated herein by reference).

(3)(ii)	BY-LAWS

3(ii).1	By-Laws of TBC Corporation (filed as Exhibit 3(ii).1 to the Company’s Current Report on Form 8-K dated November 19, 2004 and filed with the SEC on November 24, 2004 and incorporated herein by reference).

(4)	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

4.1	TBC Corporation 2004 Incentive Plan (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference).

4.2	Amended and Restated Rights Agreement, dated as of July 23, 1998, between TBC Corporation and BankBoston, N.A., as Rights Agent, including as Exhibit A thereto the form of Rights Certificate (filed as Exhibit 4.1 to the Form 8-A/A-1 Registration Statement filed with the SEC on July 30, 1998 and incorporated herein by reference).

(5)	OPINION RE LEGALITY

*5.1	Opinion of Thompson Hine LLP.

(23)	CONSENTS OF EXPERTS AND COUNSEL

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.3	Consent of Thompson Hine LLP (contained in their opinion filed as Exhibit 5.1).

(24)	POWERS OF ATTORNEY

*24.1	Powers of Attorney of each person whose signature on this registration statement was signed by another pursuant to a power of attorney.

*Filed Herewith